UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 06, 2026

VOR BIOPHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1350
Boston, Massachusetts		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of Andrew Levin, M.D., Ph.D. as a Director

On July 6, 2026, Andrew Levin, M.D., Ph.D., a member of the Board of Directors (the “Board”) of Vor Biopharma Inc. (the “Company”), delivered his notice of resignation, effective immediately. Dr. Levin’s decision to resign was not as a result of any disagreement with the Company. The Board thanks Dr. Levin for his service to the Company.

(d)

Appointment of David Zaccardelli, Pharm.D., as a Director

On July 7, 2026, the Board appointed David Zaccardelli, Pharm.D. to the vacancy created by Dr. Levin’s resignation, to serve on the Board as an independent Class II director until the Company’s 2029 annual meeting of stockholders and until his successor is duly elected and qualified or his earlier resignation or removal. As of the date hereof, Dr. Zaccardelli has not been appointed to any committee of the Board. There are no arrangements or understandings between Dr. Zaccardelli and any other person pursuant to which he was selected as a director, and there are no transactions involving Dr. Zaccardelli that would be required to be disclosed under Item 404(a) of Regulation S-K.

Dr. Zaccardelli, age 61, has served as Founder and Managing Member of Bull City Select Investments, LLC since 2016. From 2020 to 2025, Dr. Zaccardelli served as President and Chief Executive Officer and as a director of Verona Pharma plc, a public pharmaceutical company developing ensifentrine for respiratory diseases, until its acquisition by Merck & Co., Inc. in October 2025. From 2018 to 2019, he served as President and Chief Executive Officer and as a director of Dova Pharmaceuticals, Inc., a public pharmaceutical company with the commercial product Doptelet® for thrombocytopenia, which was acquired by Sobi in 2019. From 2016 to 2017, he served as Interim Chief Executive Officer and as a director of Cempra Pharmaceuticals, Inc., a public pharmaceutical company focused on antimicrobial therapeutics, which was acquired by Melinta Therapeutics LLC in 2017. Dr. Zaccardelli holds a Doctor of Pharmacy degree from the University of Michigan and completed a fellowship in clinical research and drug development at the University of North Carolina.

In connection with his service as a director, Dr. Zaccardelli will receive the Company’s standard non-employee director cash and equity compensation under its Non-Employee Directors’ Compensation Policy, which is filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 30, 2026. Pursuant to the Non-Employee Directors’ Compensation Policy, Dr. Zaccardelli will receive an annual cash retainer fee of $40,000 for service as a director, payable in equal quarterly installments in arrears on the last day of each fiscal quarter, pro-rated based on the number of days served in the applicable fiscal quarter. In addition, Dr. Zaccardelli will receive an initial grant of stock options to purchase the lesser of (i) 68,000 shares of the Company’s common stock and (ii) a number of shares of the Company’s common stock with an aggregate grant date fair value equal to $700,000 in connection with his appointment as a director and will be eligible to receive an annual stock option grant to purchase the lesser of (i) 34,000 shares of the Company’s common stock and (ii) a number of shares of the Company's common stock with an aggregate grant date fair value equal to $350,000 on the date of each annual stockholder meeting of the Company, beginning with the 2027 annual stockholder meeting.

Dr. Zaccardelli will also enter into the Company’s standard form of indemnification agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vor Biopharma Inc.

Date:	July 7, 2026	By:	/s/ Jean-Paul Kress
Jean-Paul Kress Chief Executive Officer